FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 3, 2011	Kathleen Till Stange, Investor Relations Vice President
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter 2010 Results

West Des Moines, Iowa, February 3, 2011 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2010	2009
Net income attributable to FBL	$51,632	$30,992
Operating income	30,301	33,423
Earnings per common share (assuming dilution):
Net income	1.67	1.02
Operating income	0.98	1.10

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the fourth quarter of 2010 of $51.6 million, or $1.67 per diluted common share, compared to net income attributable to FBL of $31.0 million, or $1.02 per diluted common share, for the fourth quarter of 2009.

Operating Income(1). Operating income totaled $30.3 million for the fourth quarter of 2010, compared to $33.4 million for the fourth quarter of 2009. Operating income per common share totaled $0.98 in the fourth quarter of 2010, compared to $1.10 in the fourth quarter of 2009. Fourth quarter 2009 results include one-time benefits from gains due to a reinsurance transaction and refinements to reserve estimates. Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered excellent fourth quarter results with net income of $1.67 per share and operating income of $0.98 per share, reflecting the solid fundamentals of Farm Bureau Life and EquiTrust Life," said James E. Hohmann, Chief Executive Officer of FBL Financial Group, Inc. "In 2010, we further strengthened our capital position, enhanced the profitability of our business, achieved record highs in full year net income and operating income and diversified EquiTrust Life's business with the introduction of life insurance products. As we move forward in 2011, we remain focused on maintaining our strong balance sheet and on growing our business and profits in a disciplined manner."

Capital and Liquidity.

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The company action level risk based capital ratios of FBL Financial Group's life insurance subsidiaries remained at high levels during the fourth quarter. The December 31, 2010 company action level risk based capital ratio was approximately 457 percent for Farm Bureau Life Insurance Company, an increase of 16 points for 2010, and approximately 424 percent for EquiTrust Life Insurance Company, an increase of 48 points for 2010.

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FBL Financial Group has $100 million of senior notes with affiliates due in the fourth quarter of 2011. FBL is evaluating a number of alternatives to satisfy this obligation, including refinancing with affiliates and/or third parties.

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FBL Financial Group maintains liquidity in the form of cash, short-term investments and U.S. Government and U.S. Government agency backed securities that could be readily converted to cash. These totaled $1.7 billion as of December 31, 2010.

Product Revenues. Premiums and product charges for the fourth quarter of 2010 totaled $72.2 million compared to $69.0 million in the fourth quarter of 2009. Traditional life insurance premiums increased five percent and interest sensitive and index product charges increased four percent.

Premiums collected(2) in the fourth quarter of 2010 totaled $307.9 million compared to $180.5 million in the fourth quarter of 2009. The Farm Bureau Life distribution channel had fourth quarter 2010 premiums collected of $150.0 million compared to fourth quarter 2009 premiums collected of $137.1 million. This reflects a 27 percent increase in traditional annuity sales, an eight percent increase in traditional and universal life insurance sales and a 34 percent decrease in variable sales, reflecting FBL's decision to discontinue variable sales. The EquiTrust Life independent channel had $151.6 million of premiums collected in the fourth quarter of 2010, compared to $39.7 million in the fourth quarter of 2009, reflecting the company's strategy of measured increases in business volume while maintaining a self-sustaining capital position.

Investment Income. Net investment income in the fourth quarter of 2010 totaled $181.4 million compared to $177.6 million in the fourth quarter of 2009. The increase is due to an increase in average invested assets, partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 5.97 percent for the year ended December 31, 2010, compared to 6.09 percent for the year ended December 31, 2009. At December 31, 2010, 94 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Derivative Income. FBL Financial Group reported derivative income of $52.7 million in the fourth quarter of 2010 compared to derivative income of $25.7 million in the fourth quarter of 2009. Derivative income includes the impact of the change in value of the underlying market indices on which call options supporting FBL Financial Group's index annuity business are based. At the policy anniversary, gains from call options, if any, are passed on to the policyholder in the form of index credits. In accordance with the accounting rules for derivatives, gains and losses on these call options are offset by index credits and a corresponding change in the value of index product embedded derivatives.

Realized Gains/Losses on Investments. In the fourth quarter of 2010, FBL Financial Group recognized net realized gains on investments of $33.7 million compared to net realized losses on investments of $8.2 million in the fourth quarter of 2009. The net realized gains on investments of $33.7 million are attributable to gains on sales of $40.7 million, losses on sales of $1.8 million and impairments due to credit losses of $5.2 million.

Benefits and Expenses. Benefits and expenses totaled $266.1 million in the fourth quarter of 2010, compared to $233.9 million in the fourth quarter of 2009. The impact of unlocking deferred policy acquisition costs and deferred sales inducements in our Exclusive Annuity- Independent segment reduced benefits and expenses $5.9 million in the fourth quarter of 2010 compared to a $5.9 million increase in the fourth quarter of 2009. Fourth quarter 2009 expenses also include refinements to reserve estimates, which decreased benefit expenses by $12.4 million.

Book Value Increase. As of December 31, 2010, the book value per share of FBL Financial Group common stock totaled $36.95, an increase of 30 percent from $28.49 at December 31, 2009. This reflects positive earnings results as well as improvement in the valuation of FBL Financial Group's investment portfolio. Book value per share, excluding accumulated other comprehensive income (loss)(3), increased 10 percent to $35.66 at December 31, 2010.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 4, 2011, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, competitive factors, the ability to attract and retain sales agents and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL Financial Group underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Revenues:
Interest sensitive and index product charges	$30,934	$29,827	$119,743	$158,873
Traditional life insurance premiums	41,299	39,191	162,056	155,675
Net investment income	181,399	177,644	721,370	724,653
Derivative income	52,697	25,690	60,574	67,515
Net realized capital gains on sales of investments	38,879	9,078	52,327	47,051

Total other-than-temporary impairment losses	(12,589)	(17,007)	(71,469)	(105,439)
Non-credit portion in other comprehensive income/loss	7,401	(257)	49,732	37,523
Net impairment loss recognized in earnings	(5,188)	(17,264)	(21,737)	(67,916)

Other income	3,776	14,900	14,288	28,735
Total revenues	343,796	279,066	1,108,621	1,114,586

Benefits and expenses:
Interest sensitive and index product benefits	149,447	118,072	517,367	437,270
Change in value of index product embedded derivatives	(4,710)	9,865	19,342	148,917
Traditional life insurance benefits	33,418	29,767	137,180	129,550
Policyholder dividends	4,318	4,678	17,571	19,416
Underwriting, acquisition and insurance expenses	72,209	61,031	199,413	233,088
Interest expense	6,120	6,116	24,454	25,280
Other expenses	5,335	4,321	18,954	18,904
Total benefits and expenses	266,137	233,850	934,281	1,012,425
	77,659	45,216	174,340	102,161
Income taxes	(27,210)	(14,691)	(59,206)	(33,219)
Equity income, net of related income taxes	1,184	449	5,441	750
Net income	51,633	30,974	120,575	69,692
Net loss (gain) attributable to noncontrolling interest	(1)	18	78	143
Net income attributable to FBL Financial Group, Inc.	$51,632	$30,992	$120,653	$69,835

Earnings per common share - assuming dilution	$1.67	$1.02	$3.92	$2.31

Weighted average common shares	30,495,279	30,178,707	30,398,180	30,077,447
Effect of dilutive securities	459,639	231,398	320,436	124,029
Weighted average common shares - diluted	30,954,918	30,410,105	30,718,616	30,201,476

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income attributable to FBL. This non-GAAP measure is used for goal setting, determining company-wide short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$51,632	$30,992	$120,653	$69,835
Adjustments:
Net realized gains/losses on investments (a)	(14,259)	5,105	(12,455)	18,060
Change in net unrealized gains/losses on derivatives (a)	(7,072)	(2,674)	(2,961)	2,209
Operating income	$30,301	$33,423	$105,237	$90,104

Operating income per common share - assuming dilution	$0.98	$1.10	$3.42	$2.98

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income (Loss) - Unaudited

	December 31, 2010	December 31, 2009
Book value per share	$36.95	$28.49
Less: Per share impact of accumulated other comprehensive income (loss)	1.29	(3.89)
Book value per share, excluding accumulated other comprehensive income (loss)	$35.66	$32.38

Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $39.9 million at December 31, 2010 and $(118.7) million at December 31, 2009. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2010	December 31, 2009
Assets
Investments	$13,069,742	$11,653,037
Cash and cash equivalents	4,794	11,690
Deferred policy acquisition costs	812,025	1,101,233
Deferred sales inducements	259,148	359,771
Other assets	435,341	431,537
Assets held in separate accounts	753,050	702,073
Total assets	$15,334,100	$14,259,341

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$12,008,337	$11,468,339
Other policy funds, claims and benefits	746,137	731,002
Debt	371,168	371,084
Other liabilities	308,994	115,566
Liabilities related to separate accounts	753,050	702,073
Total liabilities	14,187,686	13,388,064

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	118,165	109,877
Class B common stock	7,522	7,522
Accumulated other comprehensive income (loss)	39,895	(118,730)
Retained earnings	977,740	869,487
Total FBL Financial Group, Inc. stockholders' equity	1,146,322	871,156
Noncontrolling interest	92	121
Total stockholders' equity	1,146,414	871,277
Total liabilities and stockholders' equity	$15,334,100	$14,259,341

Common shares outstanding	30,942,058	30,475,979